EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-183652 and 333-254730 of CreditRiskMonitor.com, Inc. on Form S-8 of our report dated March 24, 2026, except for Note 2, as to which the date is August 19, 2026, on our audits of the financial statements of CreditRiskMonitor.com, Inc. as of December 31, 2025 and 2024 and for each of the years then ended appearing in this Annual Report on Form 10-K/A of CreditRiskMonitor.com, Inc. for the year ended December 31, 2025.

/s/ CohnReznick LLP
New York, New York
Date: August 19, 2026